Exhibit 99.2

Perma-Fix Reports Financial Results and Provides Business Update
for the Second Quarter of 2021

ATLANTA – August 11, 2021 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the second quarter ended June 30, 2021.

Mark Duff, President and CEO of the Company, commented, “As anticipated, revenues in the second quarter were primarily impacted by the ongoing effects of the COVID-19 pandemic, however we have begun to see activity pick up in third quarter and expect an improved second half of 2021. Despite the challenging environment, we reported net income of $3.0 million and maintained over $7 million of cash on the balance sheet. We experienced weakness in our Services Segment due to delays throughout the industry in evaluating bids and awarding procurements, also primarily due to the pandemic. Nevertheless, as we look at our bidding pipeline we are encouraged as these bids are collectively valued in the hundreds of millions of dollars. In fact, as previously disclosed last month, we were awarded a new service contract for the Tritium Systems Demolition and Disposal project, which is expected to be completed over the next 18 months. Revenue for the Treatment Segment remained relatively flat, and we are beginning to realize increases in waste treatment activity both in bidding opportunities, receipts and plant production, which we believe illustrates the improving nature of the market. We have also been focusing on advancing our technology offering and were pleased to announce that we have completed design and begun fabrication and construction of our new Therma-Fix Gen3 SM, a third generation vacuum thermal desorption system. The Therma-Fix Gen3 SM unit offers a treatment solution for problematic waste streams while providing increased efficiency and productivity. With our initial sales launch in June 2021, and even before the unit has commenced operations, we have already secured an existing, on-site waste treatment inventory and sales pipeline, which we believe underscores the demand for this capability in both commercial and government sectors. This is just another example how we continue to develop new technologies to treat some of the world’s most challenging waste streams. Overall, while we are disappointed in our Q2 performance, we believe Perma-Fix is well positioned for growth and I am proud of the business development efforts our team has initiated and completed, which highlights our ability to adapt to the market.”

COVID-19

Similar to most of the US, Perma-Fix has relaxed the COVID-19-related precautions associated with ongoing operations as more people have become vaccinated, including the Company’s employees. However, as the situations surrounding COVID-19 remain fluid, the full impact and extent of the pandemic on the Company’s financial results cannot be estimated with any degree of certainty. The Company is realizing pent-up demand in both segments, which has been reflected in the increases in proposal requests throughout the first half of 2021 and into Q3 2021.

Financial Results

Revenue for the second quarter of 2021 was approximately $16.1 million versus approximately $22.0 million for the same period last year. The decrease was primarily within the Services Segment where revenue decreased to approximately $8.4 million for the three months ended June 30, 2021 from $14.2 million for the corresponding period of 2020 resulting from delays in procurement actions and contract awards primarily from the impact of COVID-19. The completion of a certain large project within the Services Segment in the second quarter of 2021 exacerbated the revenue decrease in the second quarter of 2021. The Company’s Services Segment revenues are project based; as such, the scope, duration and completion of each project vary. As a result, the Services Segment revenues are subject to differences relating to timing and project value. Revenue for the Treatment Segment was approximately $7.7 million and $7.8 million for the second quarter of 2021 and 2020, respectively. The Company’s revenue within our Treatment Segment for each of the second quarters of 2021 and 2020 was negatively impacted by waste shipment delays from certain key customers due primarily to impact of COVID-19.

Gross profit for the second quarter of 2021 was $966,000 versus $3.3 million for the second quarter of 2020 primarily due to lower revenue generated in the Services Segment resulting primarily from the impact of COVID-19 and the completion of a certain large project as discussed above.

Operating loss for the second quarter of 2021 was approximately $2.2 million versus operating income of $405,000 for the second quarter of 2020. Net income attributable to common stockholders for the second quarter of 2021 was approximately $3.0 million or $0.25 per basic share versus $204,000 or $0.02 per basic share for the second quarter of 2020. Net income attributable to common stockholders for the second quarter of 2021 included a “Gain on extinguishment of debt” recorded in the amount of approximately $5.4 million resulting from the Paycheck Protection Program (“PPP”) Loan that was forgiven by the U.S. Small Business Administration in June 2021.

The Company reported Adjusted EBITDA of ($1.7) million from continuing operations for the quarter ended June 30, 2021, as compared to Adjusted EBITDA of $847,000 from continuing operations for the same period of 2020. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and gain (loss) on extinguishment of debt. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income from continuing operations for the three and six months ended June 30, 2021 and 2020.

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2021	2020	2021	2020
Income from continuing operations	$3,121	$260	$2,083	$1,568
Adjustments:
Depreciation & amortization	400	364	799	711
Interest income	(2)	(28)	(21)	(84)
Interest expense	65	99	132	219
Interest expense - financing fees	9	60	17	129
Income tax expense (benefit)	13	(9)	(4)	5

EBITDA	3,606	746	3,006	2,548

Gain (loss) on extinguishment of debt	(5,381)	27	(5,381)	27

Research and development costs related to
Medical Isotope project	72	74	149	140

Adjusted EBITDA	$(1,703)	$847	$(2,226)	$2,715

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Six Months Ended
	June 30, 2021			June 30, 2021
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,706	$8,439	$—	$15,201	$24,077	$—
Gross profit (negative gross profit)	1,433	(467)	—	2,358	964	—
Segment profit (loss)	468	(1,302)	(72)	366	(747)	(149)

	Three Months Ended			Six Months Ended
	June 30, 2020			June 30, 2020
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,840	$14,207	$—	$17,403	$29,504	$—
Gross profit	1,695	1,615	—	4,440	3,510	—
Segment profit (loss)	759	1,031	(74)	2,292	2,349	(140)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Wednesday, August 11, 2021. The call will be available on the Company’s website at www.perma-fix.com, or by calling toll free 844-369-8774 for U.S. callers, or +1 862-298-0844 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through Wednesday, August 18, 2021, and can be accessed by calling: 877-481-4010 for U.S. callers, or +1 919-882-2331 for international callers and entering conference ID: 42456.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S Department of Energy (“DOE”), the U.S Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: expectation of improved second half of 2021; bidding pipeline; positioned for growth; activity and growth of the new Therma-Fix Gen3 SM unit; proposal requests; and completion of service contract over next 18 months. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; failure of Congress to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; impact of COVID-19; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2020 Form 10-K and Form 10-Q for quarters ended March 31, 2021 and June 30, 2021. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2021	2020	2021	2020

Net revenues	$16,145	$22,047	$39,278	$46,907
Cost of goods sold	15,179	18,737	35,956	38,957
Gross profit	966	3,310	3,322	7,950

Selling, general and administrative expenses	2,997	2,700	6,202	5,627
Research and development	144	209	295	441
(Gain) loss on disposal of property and equipment	—	(4)	—	27
(Loss) income from operations	(2,175)	405	(3,175)	1,855

Other income (expense):
Interest income	2	28	21	84
Interest expense	(65)	(99)	(132)	(219)
Interest expense-financing fees	(9)	(60)	(17)	(129)
Other	—	4	1	9
Gain (loss) on extinguishment of debt	5,381	(27)	5,381	(27)
Income from continuing operations before taxes	3,134	251	2,079	1,573
Income tax expense (benefit)	13	(9)	(4)	5
Income from continuing operations, net of taxes	3,121	260	2,083	1,568

Loss from discontinued operations (net of taxes of $0)	(127)	(85)	(242)	(199)
Net income	2,994	175	1,841	1,369

Net loss attributable to non-controlling interest	(29)	(29)	(59)	(55)

Net income attributable to Perma-Fix Environmental
Services, Inc. common stockholders	$3,023	$204	$1,900	$1,424

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - basic:
Continuing operations	$.26	$.02	$.18	$.13
Discontinued operations	(.01)	—	(.02)	(.01)
Net income per common share	$.25	$.02	$.16	$.12

Net income (loss) per common share attributable to Perma-Fix

Environmental Services, Inc. stockholders - diluted:Continuing operations	$.25	$.02	$.17	$.13
Discontinued operations	(.01)	—	(.02)	(.01)
Net income per common share	$.24	$.02	$.15	$.12

Number of common shares used in computing
net income per share:
Basic	12,180	12,135	12,173	12,129
Diluted	12,440	12,286	12,420	12,320

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$7,312	$7,924
Account receivable, net of allowance for doubtful accounts of $27 and $404, respectively	9,244	9,659
Unbilled receivables	7,332	14,453
Other current assets	3,627	4,577
Assets of discontinued operations included in current assets	17	22
Total current assets	27,532	36,635

Net property and equipment	17,810	17,783
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	2,317	2,287

Intangibles and other assets	22,319	22,133
Total assets	$70,059	$78,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$23,321	$32,065
Current liabilities related to discontinued operations	817	898
Total current liabilities	24,138	32,963

Long-term liabilities	11,058	13,253
Long-term liabilities related to discontinued operations	256	252
Total liabilities	35,452	46,468
Commitments and Contingencies
Stockholders’ equity:

Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized,
12,188,256 and 12,161,539 shares issued, respectively;
12,180,614 and 12,153,897 shares outstanding, respectively	12	12
Additional paid-in capital	109,206	108,931
Accumulated deficit	(72,555)	(74,455)
Accumulated other comprehensive loss	(167)	(207)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	36,408	34,193
Non-controlling interest in subsidiary	(1,801)	(1,742)
Total stockholders’ equity	34,607	32,451

Total liabilities and stockholders’ equity	$70,059	$78,919